Exhibit 99.1

Scholastic Inc. 557 Broadway, New York, NY 10012-3999, (212) 343-6700

www.scholastic.com

Richard Robinson
CEO, President & Chairman drobinson@scholastic.com

May 28, 2015

Ms. Margery Mayer

Executive Vice President, Scholastic Corporation

President, Scholastic Education

557 Broadway

New York, NY 10012

Dear Margery:

I am writing to confirm our recent discussions concerning certain benefits which Scholastic Corporation (the “Company”) is agreeing to provide you, in recognition of your many years of outstanding service to the Company and the key leadership role you have played in the successful development of the Company’s Educational Technology and Services business segment (the “Ed Tech Business”), in connection with the pending sale of the Ed Tech Business to Houghton Mifflin Harcourt Publishing Company (“HMH”) and conditioned upon the closing of such sale pursuant to the Stock and Asset Purchase Agreement, dated as of April 23, 2015, by and among HMH, the Company and Scholastic Inc.

I am pleased to advise you that the Human Resources and Compensation Committee of the Board of Directors has approved the payment to you of a special cash bonus in the amount of $350,000, which will be paid to you within five business days of the closing of the sale of the Ed Tech Business to HMH. In addition, and conditioned upon your using your reasonable best efforts, during the two year period following the closing of the sale of the Ed Tech Business to HMH or through the end of the transition period under the Transition Services Agreement to be entered into between HMH and the Company (the “TSA”) at the closing, if earlier, to help foster cooperative efforts on the part of the representatives of HMH and the Company to further the smooth transition of the Ed Tech Business to HMH under the TSA including participating as requested in the meetings of the representatives of the parties as frequently as required and no less than monthly as contemplated under Section 6.2 of the TSA in order to aid in such transition, subject to such efforts not interfering with your regular duties at HMH, the Company will pay two additional special cash bonuses to you, each in the amount of $175,000 (or an aggregate of $350,000), payable within five (5) business days of the first and second anniversaries of such closing, respectively, or the end of the transition period, if earlier; provided, however, that, in the event that your employment with HMH terminates before the second anniversary of such closing due to death or permanent disability or due to your employment being involuntarily terminated by HMH without Cause (as defined in your offer letter from HMH), you or your estate will be entitled to immediately receive, within five (5) business days following such termination of your employment with

HMH, any balance of the $350,000 remaining unpaid at that date. For the avoidance of doubt, your employment with Scholastic will end on the closing of the sale, which will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

Finally, as you have previously been advised, you will receive accelerated vesting on 3,100 restricted stock units issued by the Company, which restricted stock units will be settled on the first business day which follows the six month anniversary of the closing of the sale of the Ed Tech Business, and 5,299 stock options issued by the Company, which options shall become immediately exercisable upon, and may be exercised at any time within 90 days of, such closing.

Once again, we deeply appreciate the efforts you have made on behalf of the Company in the past, and we wish you continued success in your new role with HMH.

Sincerely yours,

Richard Robinson
Chairman, President and Chief Executive Officer Scholastic Corporation

Accepted and Agreed:

Margery Mayer